                                                                   EXHIBIT 10.12


[Date]

[Name]
[Title]
[Address]

Dear __________:

Equifax PS, Inc. (the "Company") considers the establishment and maintenance of a sound and vital management to be essential to protecting and enhancing the best interests of the Company and its shareholders. In this connection, the Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control exists and that possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Accordingly, the Board of Directors of the Company has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company.

In order to induce you to remain in its employ, the Company agrees to provide you the payments and benefits described in this Letter (in lieu of any severance payments and benefits you would otherwise receive in accordance with the Company's severance pay practices) if your employment with the Company is terminated subsequent to a "Change in Control" of the Company (as defined in paragraph 3) under the circumstances described in paragraph 4.

1.  No Right to Continued Employment.  This Letter does not give you any right
    --------------------------------
to continued employment by the Company or a Subsidiary, and it will not interfere in any way with the right the Company or a Subsidiary otherwise may have to terminate your employment at any time.

2.  Term of This Letter. The terms of this Letter will be effective as of
    -------------------
__________, 2001, and, except as otherwise provided in this Letter, will continue in effect until _____________, 2006; provided that commencing on January 1, 2002 and each subsequent January 1, the terms of this Letter will be extended automatically so as to remain in effect for five (5) years from that January 1 unless at least sixty (60) days prior to January 1 of a given year, the Company notifies you that it does not wish to continue this Letter in effect beyond its then current expiration date; and provided further that if a Change in Control occurs prior to the expiration of this Letter, this Letter will continue in effect for three (3) years from the Change in Control.

3.  Change In Control.  No benefits will be payable under this Letter unless
    -----------------
there is a Change in Control and your employment by the Company is terminated under the circumstances described in paragraph 4 entitling you to benefits. For purposes of this Letter, a Change in Control of the Company means the occurrence of any of the following events during the period in which this Letter remains in effect:

     3.1  Voting Stock Accumulations.  The accumulation by any Person of
          --------------------------
     Beneficial Ownership of twenty percent (20%) or more of the combined voting power of the Company's Voting Stock; provided that for purposes of this subparagraph 3.1, a Change in Control will not be deemed to have occurred if the accumulation of twenty percent (20%) or more of the voting power of the Company's Voting Stock results from any acquisition of Voting Stock (a) directly from the Company that is approved by the Incumbent Board, (b) by the Company, (c) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (d) by any Person pursuant to a Business Combination that complies with all of the provisions of clauses (a), (b) and (c) of subparagraph 3.2; or

     3.2  Business Combinations.  Consummation of a Business Combination,
          ---------------------
     unless, immediately following that Business Combination, (a) all or substantially all of the Persons who were the beneficial owners of Voting Stock of the Company immediately prior to that Business Combination beneficially own, directly or indirectly, more than sixty-six and two-thirds percent (66-2/3%) of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors of the entity resulting from that Business Combination (including, without limitation, an entity that as a result of that transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to that Business Combination, of the Voting Stock of the Company, (b) no Person (other than the Company, that entity resulting from that Business Combination, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Eighty Percent (80%) Subsidiary or that entity resulting from that Business Combination) beneficially owns, directly or indirectly, twenty percent (20%) or more of the then outstanding shares of common stock of the entity resulting from that Business Combination or the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of that entity, and (c) at least a majority of the members of the Board of Directors of the entity resulting from that Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for that Business Combination; or

     3.3  Sale of Assets.  A sale or other disposition of all or substantially
          --------------
     all of the assets of the Company; or

     3.4  Liquidations or Dissolutions.  Approval by the shareholders of the
          ----------------------------
     Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with all of the provisions of clauses (a), (b) and (c) of subparagraph 3.2.

For purposes of this paragraph 3, the following definitions will apply:

     "Beneficial Ownership" means beneficial ownership as that term is used in Rule 13d-3 promulgated under the Exchange Act.

     "Business Combination" means a reorganization, merger or consolidation of the Company.

     "Eighty Percent (80%) Subsidiary" means an entity in which the Company directly or indirectly beneficially owns eighty percent (80%) or more of the outstanding Voting Stock.

     "Exchange Act" means the Securities Exchange Act of 1934, including amendments, or successor statutes of similar intent.

     "Incumbent Board" means a Board of Directors at least a majority of whom consist of individuals who either are (a) members of the Company's Board of Directors as of the date of this Letter or (b) members who become members of the Company's Board of Directors subsequent to the date of this Letter whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds (2/3) of the directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which that person is named as a nominee for director, without objection to that nomination), but excluding, for that purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors.

     "Person" means any individual, entity or group (within the meaning of Section 13(d)(3) or 14 (d)(2) of the Exchange Act).

     "Voting Stock" means the then outstanding securities of an entity entitled to vote generally in the election of members of that entity's Board of Directors.

4.  Termination Following Change in Control.  If any of the events described in
    ---------------------------------------
paragraph 3 constituting a Change in Control occurs, you will be entitled to the payments and benefits provided for in paragraph 5 if your employment is terminated within six (6) months prior to the Change in Control in connection with the Change in Control or your employment is terminated within three (3) years from the date of the Change in Control, unless your termination is (a) because of your death, (b) by the Company for Cause or Disability, or (c) by you other than for Good Reason. The payments and benefits provided for in paragraph 5 will be in lieu of any severance payments you would otherwise receive in accordance with the Company's severance pay practices, but will have no effect on any of the Company's other employee benefit plans or practices, as amended from time to time.

     4.1  Cause.  Termination by the Company of your employment for "Cause"
          -----
     means termination by the Company of your employment upon (a) your willful and continued failure to substantially perform your duties with the Company (other than any failure resulting from your incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Chief Executive Officer of the Company (or if you are the Chief Executive Officer, the Chairman of the Compensation Committee of the Board of Directors) that specifically identifies the manner in which the Chief Executive Officer believes that you have not substantially performed your duties, or (b) your willfully engaging in misconduct that is materially injurious to the Company, monetarily or otherwise. For purposes of this subparagraph 4.1, no act, or failure to act, on your part will be considered "willful" unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. Notwithstanding the above, you will not be deemed to have been terminated for Cause unless and until you have been given a copy of a Notice of Termination from the Chief Executive Officer of the Company (or if you are the Chief Executive Officer, the Chairman of the Compensation Committee of the Board of Directors), after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before (i) the Chief Executive Officer, or (ii) if you are an elected officer of the Company, the Board of Directors of the Company, finding that in the good faith opinion of the Chief Executive Officer, or, in the case of an elected officer, finding that in the good faith opinion of two-thirds of the Board of Directors, you committed the conduct set forth above in clauses (a) or (b) of this subparagraph 4.1, and specifying the particulars of that finding in detail.

     4.2  Disability.  Termination by the Company of your employment for
          ----------
     "Disability" means termination by the Company of your employment following and because of your failure to perform your duties as an employee for a period of at least one hundred eighty (180) consecutive calendar days as a result of total and permanent incapacity due to physical or mental illness or injury. Your incapacity must be certified by a licensed medical doctor selected by you. You will continue to receive your full base salary at the rate in effect and any bonus payments under the Plan payable during the one hundred eighty (180) day qualification period until termination of your employment for Disability. After that termination, your benefits will be determined in accordance with the Company's long-term disability plan then in effect and any of the Company's other benefit plans and practices then in effect that apply to you. The Company will have no further obligation to you under this Letter and all supplemental benefits will be terminated. If the Company disagrees with the certification of your incapacity, it may appoint another medical doctor to certify his opinion as to your incapacity, and if that doctor does not certify as to your incapacity, then the two doctors will appoint a third medical doctor to certify their opinion as to your incapacity, and the decision of a majority of the three doctors will prevail. (The Company will bear the costs of the doctors opinions.)

     4.3  Good Reason.   Termination by you of your employment for "Good Reason"
          -----------
     means termination by you of your employment based on:

          (a) The assignment to you of duties inconsistent with your position and status with the Company as they existed immediately prior to the

          Change in Control Date (as defined below), or a substantial change in your title, offices or authority, or in the nature of your responsibilities, as they existed immediately prior to the Change in Control Date (or if you receive a promotion or an increase in responsibilities or authority after the Change in Control Date, then a change with respect to your enhanced position, status, responsibilities or authority), except in connection with the termination of your employment for Cause or Disability or as a result of your death or by you other than for Good Reason;

          (b) A reduction by the Company in your base salary as in effect on the date of this Letter or as your salary may be increased from time to time;

          (c) A failure by the Company to continue the Company's incentive compensation plan(s) ("Incentive Plan"), as it may be modified from time to time, substantially in the form in effect immediately prior to the Change in Control Date, or a failure by the Company to continue you as a participant in the Incentive Plan on at least the basis of your participation immediately prior to the Change in Control Date or to pay you the amounts that you would be entitled to receive in accordance with the Incentive Plan;

          (d) The Company's requiring you to be based more than thirty-five (35) miles from the location where you are based immediately prior to the Change in Control Date, except for required travel on the Company's business to an extent substantially consistent with your business travel obligations prior to the Change in Control Date, or if you consent to that relocation, the failure by the Company to pay (or reimburse you for) all reasonable moving expenses incurred by you or to indemnify you against any loss realized in the sale of your principal residence in connection with that relocation;

          (e) The failure by the Company to continue in effect any retirement or compensation plan, supplemental retirement plan, performance share plan, stock option plan, life insurance plan, health and accident plan, disability plan or any other benefit plan in which you are participating immediately prior to the Change in Control Date (or provide plans providing you with substantially similar benefits), the taking of any action by the Company that would adversely affect your participation or materially reduce your benefits under any of those plans or deprive you of any material fringe benefit enjoyed by you immediately prior to the Change in Control Date, or the failure by the Company to provide you with the number of paid vacation days to which you are then entitled in accordance with the Company's normal vacation practices in effect immediately prior to the Change in Control Date;

          (f) The failure by the Company to obtain the assumption of the agreement to perform this Letter by any successor, as contemplated in paragraph 6; or

          (g) Any purported termination of your employment that is not effected pursuant to a Notice of Termination satisfying the requirements of subparagraph 4.4 (and, if applicable, subparagraph 4.1).

     For purposes of this subparagraph 4.3, "Change in Control Date" means the date six months prior to the date of the Change in Control.

     4.4  Notice of Termination.  Any purported termination by the Company
          ---------------------
     pursuant to subparagraphs 4.1 or 4.2 or by you pursuant to subparagraph 4.3 will be communicated by written Notice of Termination to the other party. For purposes of this Letter, a "Notice of Termination" means a notice that indicates the specific termination provision in this Letter relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated. Any purported termination not effected pursuant to a Notice of Termination meeting the requirements set forth in this Letter will not be effective.

     4.5  Date of Termination.  For purposes of this Letter, the date of the
          -------------------
     termination of your employment ("Date of Termination") will be (a) if your employment is terminated by your death, the end of the month in which your death occurs, (b) if your employment is terminated for Disability, thirty
     (30) days after Notice of Termination is given, or (c) if your employment is terminated by you or the Company for any other reason, the date specified in the Notice of Termination, which will not be later than thirty
     (30) days after the date on which the Notice of Termination is given.

5.  Benefits upon Certain Terminations following a Change in Control.  If any of
    ----------------------------------------------------------------
the events described in paragraph 3 constituting a Change in Control occurs and your employment is terminated under the circumstances described in paragraph 4 which entitle you to payments and benefits under this paragraph 5, then the following provisions will apply:

     5.1  Compensation through Date of Termination.  The Company will pay you
          ----------------------------------------
     (a) any unpaid amount of your base salary through the Date of Termination,
     (b) with respect to any year then completed, any unpaid amount accrued to you pursuant to the Incentive Plan, and (c) with respect to any year then partially completed, a pro rata portion through the Date of Termination of your target annual bonus under the Incentive Plan. For purposes of item
     (c) above, your "target annual bonus under the Incentive Plan" will be your annual base salary as of the Date of Termination multiplied by the target percentage of your bonus under the Incentive Plan.

     5.2  Additional Severance.  In lieu of any further salary payments to you
          --------------------
     for periods subsequent to the Date of Termination, the Company will pay as severance pay to you on the fifth (5th) business day following the Date of Termination a lump sum equal to three (3) times the sum of (a) your annual base salary at the highest rate in effect during the twelve (12) months immediately preceding the Date of Termination plus (b) the higher of (i) the highest annual bonus paid to you or paid but deferred on your behalf under the Incentive Plan, (ii) any earned, but unpaid, bonus accrued for your benefit under the Incentive Plan, or (iii) your highest target annual bonus under the Incentive Plan, whether or not earned, in each case with respect to the three (3) calendar years immediately preceding the year in which the Date of Termination occurs and the partial calendar year ending on the Date of Termination. For purposes of item (iii) above and subparagraph 5.3, the "highest target annual bonus under the Incentive Plan" for the partial calendar year ending on the Date of Termination will be your annual base salary as of the Date of Termination multiplied by the target percentage of your bonus under the Incentive Plan.

     5.3  Additional Retirement Benefit.  If you are a participant in the
          -----------------------------
     Company's U.S. Retirement Income Plan (the "Retirement Plan"), the Company will pay you on the fifth (5th) business day following the Date of Termination a lump sum retirement benefit, in addition to the benefits to which you are or would be entitled under the Retirement Plan. That benefit will be a lump sum amount that is the actuarial equivalent of your benefits calculated pursuant to the terms of the Retirement Plan with the following adjustments: (a) regardless of your Years of Vesting Service under the Retirement Plan, you will be treated as if you were 100% vested under the

     Retirement Plan, (b) the number of Years of Benefit Service used will be the actual number of Years of Benefit Service accumulated as of the Date of Termination plus an additional number of Years of Benefit Service (up to a maximum of five (5) additional years) equal to the number of additional Years of Benefit Service that you would have earned if you had remained an employee of the Company until attainment of age sixty-two (62), (c) the Final Average Earnings (for purposes of applying the benefit formula under the Retirement Plan) will be determined using (I) the highest monthly rate of Base Salary in effect during the twelve (12) months immediately preceding the Date of Termination, plus (II) the higher of (A) the highest annual bonus paid to you or paid but deferred on your behalf under the Plan, (B) any earned, but unpaid, bonus accrued for your benefit under the Plan, or (C) your highest target annual bonus under the Plan, whether or not earned, in each case with respect to the three (3) calendar years immediately preceding the Date of Termination and the partial calendar year ending on the Date of Termination, divided by twelve (12) (regardless of the earnings limitations under the Retirement Plan or governmental regulations applicable to those plans), and (d) the monthly retirement benefit so calculated will be reduced by an amount equal to the monthly retirement benefit payable to you under the Retirement Plan. All capitalized terms used in this subparagraph, unless otherwise defined, will have the same meanings as those terms are defined in the Retirement Plan. The actuarial equivalent will be calculated based on the assumptions contained in the Retirement Plan on the Date of Termination; provided that the assumptions on which the actuarial equivalent will be calculated will be no less favorable to you than those assumptions contained in the Retirement Plan on the date of the Change in Control.

     5.4  Benefit Plans.
          -------------

          (a) Unless your employment is terminated for Cause, the Company will maintain in full force and effect, for your continued benefit for three (3) years after your Date of Termination, the group health, dental, vision, life insurance. disability and similar coverages in which you are entitled to participate immediately prior to the Date of Termination at the same level as for active employees and in the same manner as if your employment had not terminated. Any additional coverages you had at termination, including dependent coverage, will also be continued for that period on the same terms, to the extent permitted by the applicable policies or contracts. You will be responsible for paying any costs you were paying for those coverages at the time of termination by separate check payable to the Company each month in advance. If the terms of any benefit plan referred to in this subparagraph 5.4(a), or the laws applicable to that plan do not permit your continued participation, then the Company will arrange for other coverages satisfactory to you at the Company's expense that provide substantially similar benefits, or the Company will pay you a lump sum amount equal to the costs you would have to pay to obtain those coverage(s) for the three-year period.

          (b) If you have satisfied the requirements for receiving the Company's retiree medical coverage on your Date of Termination or will satisfy those requirements prior to the last day of the three-year benefit continuation period provided in item (a) above, you (and your dependents) will be covered by, and receive benefits under, the Company's retiree medical coverage program for employees at your level. Your retiree medical coverage will commence on the date your health care coverage terminates under item (a) above, and will continue for your life (i.e., the coverage will be vested and may not be terminated), subject only to those changes in the level of coverage that apply to employees at your level generally.

          (c) You will be entitled to continue to participate in the Company's 401(k) Retirement and Savings Plan for the three-year period after your Date of Termination. For purposes of the 401(k) Plan, you will receive an amount equal to the Company's contributions to the 401(k) Plan, assuming you had made contributions to the 401(k) Plan at the maximum permissible level. If the Company cannot contribute those additional amounts to the 401(k) Plan on your behalf because of the terms of the 401(k) Plan or applicable law, the Company will pay to you within five (5) days of the Date of Termination a lump sum amount equal to the additional amounts the Company would have been required to contribute (based upon the terms of the 401(k) Plan as in effect on the Date of Termination).

     5.5  No Mitigation Required.  You will not be required to mitigate the
          ----------------------
     amount of any payment or benefits provided for in this paragraph 5 by seeking other employment or otherwise, nor will the amount of any payment or benefits provided for in this paragraph 5 be reduced by any compensation earned by you, or benefits provided to you, as the result of employment by another employer after the Date of Termination, or otherwise.

     5.6  Tax Gross-Up Payment.  If any payments or benefits provided pursuant
          --------------------
     to this Letter or any other payments or benefits provided to you by the Company are subject to an excise tax on an "excess parachute payment" under
     Section 4999 of the Internal Revenue Code of 1986 (the "Code"), or any successor provision of the Code, or are subject to an excise or penalty tax under any similar provision of any other revenue system to which you may be subject, the Company will provide a gross-up payment to you in order to place you in the same after-tax position you would have been in had no excise or penalty tax become due and payable under Code Section 4999 (or any successor provision) or any similar provision of that other revenue system. That gross-up payment will not apply to any excise or penalty tax attributable to any incentive stock option granted to you by the Company or Equifax Inc. prior to April 1, 1998. Any gross-up payment to which you are entitled as a result of the applicability of an excise tax under Code
     Section 4999 or any successor provision of the Code, or as a result of any excise or penalty tax under any similar provision of any other revenue system to which you may be subject, will be determined in accordance with a "Policy with Respect to Tax Gross-up Payments" adopted, or which will be adopted, by the Board of Directors (or a Committee of the Board), and once that policy is adopted, no amendment of that policy that adversely affects you will be effective with respect to your rights under this Letter without your written consent.

6.  Successors: Binding Agreement.
    -----------------------------

     6.1  Assumption by Company's Successor.  The Company will require any
          ---------------------------------
     successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to you, to expressly assume and agree to perform this Letter. Failure of the Company to obtain that agreement prior to the effectiveness of any succession will be a breach of this Letter and will entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled under this Letter if you terminated your employment for Good Reason within three (3) years following a Change in Control, except that for purposes of implementing the foregoing, the date on which that succession becomes effective will be deemed the Date of Termination. As used in this Letter, "Company" means Equifax PS, Inc. and any successor to its business and/or assets that executes and delivers the agreement provided for in this subparagraph 6.1 or that otherwise becomes bound by all the terms and provisions of this Letter by operation of law.

     6.2  Enforcement by Your Successor.  This Letter will inure to the benefit
          -----------------------------
     of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you die subsequent to the termination of your employment while any amount would still be payable to you pursuant to this Letter if you had continued to live, all those amounts, unless otherwise provided in this Letter, will be paid in accordance with the terms of this Letter to your devisee, legatee or other designee or, if there be no designee, to your estate; that payment to be made in a lump sum within sixty (60) days from the date of your death.

7.  Notice.  For purposes of this Letter, notices and all other communications
    ------
provided for in this Letter will be in writing and will be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage pre-paid, addressed to the respective addresses set forth on the first page of this Letter, provided that all notices to the Company will be directed to the attention of the Chief Executive Officer of the Company (or if the notice is from the Chief Executive Officer, to the General Counsel of the Company), or to that other address as either party may have furnished to the other in writing in accordance with this paragraph 7, except that notice of change of address will be effective only upon receipt.

8.  Modification and Waiver.  No provision of this Letter may be modified,
    -----------------------
waived or discharged unless that waiver, modification or discharge is agreed to in writing by you and that officer as may be specifically designated by the Board of Directors of the Company. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Letter to be performed by that other party will be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time.

9.  Construction.  This Letter supersedes (a) any oral agreement between you and
    ------------
the Company and any oral representation by the Company to you with respect to the subject matter of this Letter, and (b) that letter agreement dated __________, ____ between you and Equifax Inc. pertaining to change in control. The validity, interpretation, construction and performance of this Letter will be governed by the laws of the State of Georgia.

10.  Severability.   If any one or more of the provisions of this Letter or any
     ------------
word, phrase, clause, sentence or other portion of a provision is deemed illegal or unenforceable for any reason, that provision or portion will be modified or deleted in such a manner as to make this Letter as modified legal and enforceable to the fullest extent permitted under applicable laws. The validity and enforceability of the remaining provisions or portions of this Letter will remain in full force and effect.

11.  Counterparts.  This Letter may be executed in two or more counterparts,
     ------------
each of which will take effect as an original and all of which will evidence one and the same agreement.

12.  Legal Fees.  If the Company breaches this Letter or if, within three (3)
     ----------
years following a Change in Control, your employment is terminated under circumstances described in paragraph 4 that entitle you to payments and benefits under paragraph 5, the Company will reimburse you for all legal fees and expenses reasonably incurred by you as a result of that termination (including all those fees and expenses, if any, incurred in contesting or disputing the termination or in seeking to obtain or enforce any right or benefit provided by this Letter).

Upon presentation to the Company of the invoice for those legal fees and expenses, the Company will reimburse you monthly for those legal fees and expenses.

13.  Indemnification.  After your termination, the Company will indemnify you
     ---------------
and hold you harmless from and against any claim relating to your performance as an officer, director or employee of the Company or any of its subsidiaries or other affiliates or in any other capacity, including any fiduciary capacity, in which you served at the Company's request, in each case to the maximum extent permitted by law and under the Company's Articles of Incorporation and Bylaws (the "Governing Documents"), provided that under no circumstances will the protection afforded to you under this paragraph be less than that afforded under the Governing Documents as in effect on the date of this Agreement except for changes mandated by law. You will continue to receive the benefits of, and be covered by, any policy of directors and officers liability insurance maintained by the Company for the benefit of its directors, officers and employees.

14.  Employment by a Subsidiary.  Either the Company or a Subsidiary may be your
     --------------------------
legal employer. For purposes of this Letter, any reference to your termination of employment with the Company means termination of employment with the Company and all Subsidiaries, and does not include a transfer of employment between any of them. The actions referred to under the definition of "Good Reason" in subparagraph 4.3 include the actions of the Company or your employing Subsidiary, as applicable. The obligations created under this Letter are obligations of the Company. A change in control of a Subsidiary will not constitute a Change in Control for purposes of this Letter unless there is also a contemporaneous Change in Control of the Company. For purposes of paragraph 1 and this paragraph, a "Subsidiary" means an entity more than fifty percent (50%) of whose equity interests are owned directly or indirectly by the Company.

If you accept the above terms, please sign and return to me the enclosed copy of this Letter.


Sincerely,



Agreed to as of                 ,
                ---------------- -------
----------------------------------------
[Name]